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                                                                   EXHIBIT 10.24

                                 PHARMACEUTICAL
                               SERVICES AGREEMENT

This Agreement ("Agreement") is entered into this 16th day of July, 1996, by and between Anthem Prescription Management, Inc. (APM), 8845 Governor's Hill Drive, Cincinnati, Ohio, 45249 and D&K Wholesale Drug, Inc., (D&K) 516 West Fourth Street, Lexington, Kentucky, 40508.

WHEREAS, APM is an administrator of managed care pharmacy programs for persons enrolled in health care plans;

WHEREAS, as a part of its managed care pharmacy programs, APM operates Priority Rx ("Priority Rx"), a licensed mail service pharmacy, to dispense pharmaceutical products to Members under certain terms and conditions;

WHEREAS, D&K is a wholesale distributor of pharmaceutical products;

NOW THEREFORE, the parties agree as follows:

1.       DEFINITIONS

1.1 "Member" means all individuals enrolled in a APM administered managed care pharmacy program as part of fully-insured, partially-insured, self-insured or prepaid health benefit plans.

1.2 "Products" means the federally approved pharmaceutical drug products, equipment, supplies and sundry items ordered and dispensed by APM to Members.

1.3 "Acquisition Cost" means the lower of the contractual price negotiated by APM with a drug manufacturer or the amount D&K pays for the Products ordered by APM. In determining the amount D&K pays for Products, the value of any and all rebates, free goods and cash discounts to which D&K is entitled with respect to the Products sold by D&K to APM hereunder shall be deducted from the price actually remitted to the manufacturer by D&K.

2.       RESPONSIBILITIES OF D&K

2.1 Sale of Products. D&K agrees to supply APM's requirements for Products during the term of this Agreement. Such Products shall be dispensed only to Members by Priority Rx for the personal use of such Members.

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2.2      Contract Maintenance. D&K agrees to charge APM the contract price for
         Products negotiated between APM and a pharmaceutical manufacturer. D&K further agrees to notify APM in the event that lower pricing for generically equivalent items to such Products becomes available.

2.3. Fill Rate Guarantee. Commencing on August 1, 1996, and continuing through the term of this Agreement, D&K shall accurately fill at least 97% of all Products ordered by APM on a weekly basis. The fill rate shall be determined by dividing the total number of Products (defined by NDC number) ordered by and delivered to APM by the number of Products ordered. In the event D&K is unable to procure a particular Product from a manufacturer, the fill-rate on subsequent orders shall exclude the unavailable Product from the calculation until such time as the Product becomes available. Failure to meet the above fill rate shall constitute a breach of a material term of this Agreement.

2.4 Customer Service. D&K shall provide the following customer service resources to APM:

         2.4.1 On-Site Representative: D&K agrees to provide a person to serve as a primary contact person for resolution of all questions and inquiries from APM. Such person will be available at APM's facility in Cincinnati, Ohio at such times as requested by APM.

         2.4.2 In-house Representative: D&K also agrees to designate a specific employee to provide and/or coordinate all customer service activities for APM within D&K's Lexington Distribution Center.

         2.4.3 Emergency Phone Number: D&K shall be available to provide emergency services to APM 24 hours per day, seven days a week. D&K shall designate a means for communicating emergency needs via telephone.

2.5 Shipping Terms. D&K agrees to ship Products to APM under the following terms:

         a.   All shipments shall be F.O.B. APM's facility in Cincinnati, Ohio

         b. All Products ordered will be delivered without substitution, unless expressly approved by APM prior to shipment.

         c. D&K shall notify APM on-line within one hour of all Products ordered by APM that D&K is unable to provide.

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         d.   All in-stock items ordered by APM before 8:00 p.m. will be delivered by 6:30 a.m. the following morning, except that Products obtained from D&K distribution centers located outside of Lexington, Kentucky may be delivered up to 5:00 p.m. of the day after the Products are ordered or up to 10:00 a.m. the following day.

         e. D&K will deliver order to APM Monday through Friday, except legal holidays. Saturday delivery shall be available to APM upon request at no additional charge to APM.

         f. Emergency shipments shall be made within a reasonable time upon APM's request.

         g. D&K shall insure delivery of all Products which are schedule II controlled substances to APM within 24 hours of ordering, except for Saturdays and Sundays.

         h. D&K shall, in the event of a stock outage, arrange for drop-shipment of Products from manufacturers. In the event a Product is not available from the manufacturer, D&K shall notify APM of such outage and shall use its best efforts to find alternative sources of such Product.

2.6 Systems Support. D&K agrees to provide (pursuant to D&K's licensing agreements which are referenced in Exhibit C) and install at no charge the following to APM, and or as dictated by business needs:

         a.   Three Resource(R) electronic ordering systems.

         b. Three copies of the Partners(R) vendor managed inventory (VMI) system.

         c.   Three copies of the Focus(R) group management information system.

         d. On-site training, upon request by APM, for the Partners(R), Resource(R) and Focus(R) systems.

         e. The hardware described in Exhibit A. Upon termination, such computer hardware shall be returned to D&K, or if APM leases such hardware, to the lessor.


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2.7      Reporting. D&K shall provide the following standard reports, examples of which are included in Exhibit B, to APM upon request. In addition, D&K agrees to make reasonable efforts to provide specialized, non-standard reports to APM upon request.

         a. Narcotic and Controlled Substances Report, on at least a monthly basis.

         b.  Therapeutic Category Report.

         c.  Purchase History Report, on at least a monthly basis.

         d.  Item Price Change Report, on at least a monthly basis.

         e.  Inventory Report, on at least a semi-annual basis.

2.8 Credit and Returned Goods Policies. D&K will issue, upon notification by APM, a full credit for damaged or mispicked Products delivered to APM and for Products returned to D&K by APM. Such credit memo will accompany the next shipment to APM. D&K will issue, pursuant to D&K's returned goods policies and upon notification by APM, a credit for Products returned for reasons other than damage or mispicks. All credits for returned goods will be issued within three days of receipt of the goods by D&K. D&K will maintain the capability to accept notice of returned Products through electronic transmission. D&K represents that the returned good and credit policies are in conformance with all applicable laws, including the Prescription Drug Marketing Act of 1987.

2.9 Physical Inventory Assistance. D&K agrees to provide, in lieu of the Resource(R) system described above, access to D&K's mainframe computer system to allow for physical inventory reporting by APM. In addition, D&K shall provide Telxon machines (or reasonable equivalent) and inventory preparation training to APM upon request. D&K will provide an electronic file containing physical inventory data requested by APM, or it's designee, within twelve hours of D&K's receipt of data from APM.

2.10 Shelf Labels, Price Stickers and MSDS Sheets. D&K will provide, upon request, laminated shelf labels with bar coding, material data safety sheets and encoded price stickers.

2.11 Notice of Impairment. D&K shall give APM immediate notice in the event of a major occurrence experienced by D&K that could impair its ability to perform the duties of this Agreement. This shall include but not be limited to any shutdown of any D&K distribution center.


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2.12     Insurance. D&K agrees to obtain and maintain throughout the term of this Agreement, general liability insurance in amounts of not less than ten Million Dollars ($10,000,000) per aggregate.

         2.12.1 D&K agrees to maintain in full force and effect general liability insurance and other insurance in types and amounts as are customary and usual within its industry or required by law.

2.13 Competitive Circumstances. D&K warrants and represents that the pricing provided herein would be available to other owners and operators of mail service pharmacies on substantially the same terms and conditions, provided that such mail service pharmacies performed substantially the same services as APM and were similarly situated and whose volumes of purchases were comparable to those of APM from D&K.

2.14 Warehousing Facility. D&K agrees to make available, as reasonably needed and requested by APM, warehouse space to APM for the storage of Products. Such space shall meet all reasonable specifications defined by APM.

2.15 Compliance with Laws. D&K agrees to comply with all applicable state and federal laws, including but not limited to Title VII of the Civil Rights Act of 1964 (as amended), the Equal Pay Act of 1963 (sections 6, 7 and 12 of the Fair Labor Standards Act), the Age Discrimination and Employment Act of 1967, all antitrust laws, Executive Orders 11246 and 11375, the Social Security Act Amendment of December 5, 1980 and the Federal Acquisition Regulations (FAR) and Department of Defense Acquisition Regulations (DFAR).

2.16 Implementation Plan. D&K agrees to comply with the terms and conditions set forth in an implementation plan which will be mutually agreed upon. Implementation will be completed within four weeks from the date of execution of this agreement.

2.17 Audit & Inspection. D&K agrees to comply with all reasonable requests made by APM to provide copies of records and reports related to this Agreement for auditing purposes. Such records, may include without limitation, financial records and reports relating to the purchase and delivery of Products. Such profiles and records may be inspected on-site during regular business hours, or, upon request, copies thereof shall be sent to APM at no charge. The parties agree to keep all such records confidential.

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         Upon reasonable notice, APM may inspect D&K's premises, records and operations to ensure that they are adequate to perform D&K's obligations under this Agreement, are consistent with the intent and purpose of this Agreement, and in conformance with applicable law.

         a. D&K agrees that upon reasonable notice, APM, during regular business hours, shall have free access for examination and reproduction to all books, records of accounts, and other documents, including without limitation computer files, employee work schedules, invoices and prescription files, and any other documents that may be required in the course of any audit conducted pursuant to this Agreement, as requested by APM.

         b. All information obtained during any such audit shall be maintained in confidence.

         c. Audits may be performed at any time during the term of this Agreement and up to one year following termination hereof.

3.       RESPONSIBILITIES OF APM

3.1 Purchase Orders. APM shall provide, in a format acceptable to D&K, purchase orders for Products. APM agrees to give D&K 30 days advance notice of any expected increases in the volume of Products APM reasonably expects to purchase from D&K.

3.2 Provision of Other Services. Other than the activities to be performed by D&K pursuant to this Agreement, APM shall provide all required public relations, legislative, marketing and operational support necessary to ensure implementation and delivery of Products.

3.3 Notice of Impairment. APM shall give D&K immediate notice in the event of a major occurrence experienced by APM that could impair APM's ability to perform the duties of this Agreement.

3.4 Insurance. APM agrees to maintain in full force and effect general liability insurance and other insurance in types and amounts as are customary and usual within its industry.

3.5 Own Use. APM warrants and represents that Products shall be dispensed only to Members by Priority Rx for the personal use of such Members.



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3.6      Credit Information. APM agrees to provide to D&K, upon request, including reasonable financial information sufficient to allow for D&K's evaluation of unsecured credit extended to APM.

4.       COMPENSATION

4.1 Acquisition Costs and Fees. APM agrees to pay D&K the Acquisition Cost for all Products ordered by APM and delivered by D&K pursuant to this Agreement. In addition, APM agrees to pay D&K a fee of 0.1% of the aggregate Acquisition Cost for services provided by D&K during the term of this Agreement except as adjusted by section 4.3 below.

4.2 Timing of Payments. Payments to under Paragraph 4.1 shall be made by APM weekly. Failure by APM to make payments due under Paragraph 4.1 shall be a material breach subject to Paragraph 5.2.1 of this Agreement.

4.3 EFT Payment Discount. In the event that APM elects to make payments pursuant to section 4.1 above, by means of an electronic funds transfer method acceptable to D&K within one business day after receipt of Products, D&K shall provide a discount to APM of 0.12% of the fees specified in section 4.1.

4.4 Dock to Dock Shipment Discount. In the event that APM elects to utilize "dock to dock" shipping arrangements, and provided that EFT payments are made for such Products within 2 business days of receipt thereof, D&K shall provide to APM a discount of 0.2% of the fees specified in section 4.1.

4.5 Partners Shared Savings. APM agrees to negotiate, in good faith, an agreement whereby D&K will receive compensation for any demonstrated savings resulting to APM through the use of the Partners software system.

5.       TERM AND TERMINATION

5.1 Term. Except as provided in Section 5.2, the initial term of this Agreement shall be from July 15, 1996 through June 30, 1998. Thereafter, this Agreement shall be renewed for a successive 12 month period upon mutual agreement of the parties. D&K agrees that APM may extend this Agreement, at APM's option, for a period of 90 days following the expiration of its term.

5.2 Termination. Either party may terminate this Agreement by giving the other party at least 45 days written notice of its intention to terminate the Agreement. In such event, APM shall purchase all Products which are stocked solely for APM pursuant to Section 2.14 above.


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         5.2.1    This Agreement may be terminated by either party for a
                  material breach of the agreement upon thirty (30) days advance written notice specifying the facts and circumstances of the breach if such is not cured within such thirty (30) day period.

         5.2.2 If any legislative enactment, court decision or regulatory action by any governmental agency, or other circumstances beyond the control of either party prevents such party from performing its obligations hereunder, the failure to perform shall not be considered a breach. Rather, the parties agree, to negotiate the terms of this Agreement so that each party's obligations may be performed in compliance with applicable law. If, after the parties negotiate in good faith, no agreement is reached, either party may terminate this agreement upon giving thirty (30) days written notice to the other party.

         5.2.3 Notwithstanding any other provision of this Agreement, either party to this Agreement shall have the right to cancel this Agreement immediately and without prior notice, if the other party is adjudicated bankrupt or makes an assignment for the benefit of creditors without the other party's prior written consent, or if a receiver is appointed for the other party, or in the event the other party commits an illegal act that affects the operation or management of services rendered under this Agreement.

6.       INDEMNIFICATION

6.1 APM will indemnify and hold harmless D&K, its successors and assigns, officers and directors, employees, agents, affiliates and subsidiaries, from any and all claims, demands, damages, judgments, liabilities and expenses, including but not limited to reasonable attorney fees, that arise directly or indirectly from any acts, omissions or negligence of APM, or any failure of APM to perform its obligations under this Agreement.

6.2 D&K will indemnify and hold harmless APM, its successors and assigns, officers and directors, employees, agents, affiliates and subsidiaries, from any and all claims, demands, damages, judgments, liabilities and expenses, including but not limited to reasonable attorney fees, that arise directly or indirectly from any acts, omissions or negligence of D&K, or any failure of D&K to perform its obligations under this Agreement.


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7.       CONFIDENTIALITY

7.1 D&K and APM each agree to keep confidential and not to disclose to any other party any or all information obtained or produced during the performance of the Agreement, except that APM may provide account-specific data to its accounts. Upon the request of the disclosing party, the other party shall promptly return all such information. Neither party shall release pricing information associated with the Agreement to outside parties without the prior written consent of the other party.

8.       NON-EXCLUSIVITY

8.1 This is a non-exclusive agreement and either party shall have the right to enter into similar agreements with other parties.

9.       GENERAL PROVISIONS

9.1 Notice. Any notice required or permitted to be given in this Agreement by either party to the other may be given by personal delivery in writing, by facsimile transmission, or by registered or certified mail, return receipt requested, to the following:

         If to APM:                              If to D&K:
         David Ayres                             D&K Wholesale Drug, Inc.
         Pharmaceutical Purchaser                516 West Fourth Street
         Priority Rx                             Lexington, Kentucky 40508
         4800 Parkway Drive                      Attention: Lewis E. Mead
         Suite 101
         Mason, Ohio 45040-1092                  With a copy to:
                                                 D&K Wholesale Drug, Inc.
                                                 8000 Maryland Ave.
                                                 Suite 1190
                                                 St. Louis, Missouri 63105
                                                 Attention: Martin D. Wilson

         Notices delivered personally or by facsimile transmission will be deemed communicated as of the time of actual receipt; mailed notices will be deemed communicated as of three days after mailing.

9.2 Severability. If any of the provisions of this Agreement, or the application of any provision to any person or any circumstance, shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of the


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         Agreement or the application of said provision to any other person or circumstance.

9.3 ServiceMarks and Tradenames. Each party agrees not to use any service mark or tradename which the other party owns or to which it has rights in any advertisement without the other's prior written consent.

9.4 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.


9.5 Assignment. This Agreement may not be assigned by either party without the express written consent of the other party, except that either party may assign this Agreement to another party that wholly owns it, which it wholly owns or which is under common ownership with such party.

9.6 Waiver. The failure of either party to enforce or insist upon compliance with any provision of this Agreement in any instance shall not be construed as or constitute a waiver of that party's right to enforce or insist upon compliance with such provision, rule, or regulation, either currently or in the future.

9.7 Headings. The subject headings of the provisions of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

9.8 Incorporation of RFP. All terms, covenants and representations contained in D&K's response to APM's request for proposals and information provided to APM during site visits and presentation prior to the award of this Agreement (collectively the "RFP Information") are expressly included in this Agreement. In the event that the terms of this Agreement and the RFP Information conflict, the terms of this Agreement shall control. Other than the RFP Information, this Agreement and its Exhibits supersede any and all agreements, either oral or written, between the parties to this agreement with respect to the subject matter contained in the Agreement, and contains all of the covenants and agreements with respect to the purchase and sale of Products within the scope of this Agreement.



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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by authorized representatives.


Anthem Prescription Management, Inc.         D&K Wholesale Drug, Inc.

BY:      /S/ MARGORIE W. DORR                BY:    /S/ J. HORD ARMSTRONG, III
         -----------------------                    --------------------------

TITLE:     CEO, PRESIDENT                    TITLE:  CHAIRMAN & CEO
         -----------------------                    --------------------------

DATE:      7/16/98                           DATE:      7/16/98
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